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                 [LETTERHEAD OF CONNER & WINTERS APPEARS HERE]

                                 March 28, 1996



Wal-Mart Stores, Inc.
702 S.W. Eighth Street
Bentonville, Arkansas  72716

          Re: Wal-Mart Stores, Inc. -- Shareholder Investment Program on Form S-3 (the "Registration Statement")

Ladies and Gentlemen:

          We have acted as special counsel for Wal-Mart Stores, Inc., a Delaware corporation (the "Company"), in connection with the proposed offer and sale of up to 10,000,000 shares (the "Shares") of the Company's common stock, par value $.10 per share (the "Common Stock") pursuant to the Company's Shareholder Investment Program (the "Program").

          In reaching the conclusions expressed in this opinion, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made.

          Based on the foregoing, we are of the opinion that the Shares to be sold have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Program, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.
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CONNER & WINTERS

Wal-Mart Stores, Inc.
March 28, 1996
Page 2


          We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the Prospectus constituting a part thereof under the caption "Legal Matters."


                                    Very truly yours,

                                    CONNER & WINTERS,
                                    A Professional Corporation